                                                                     EXHIBIT 4.3

                                   AGREEMENT


     This Agreement (this "Agreement") is dated as of June 1, 1993, by and between Mr. Rooter Corporation, a Delaware corporation now named The Dwyer Group, Inc. (the "Company"), and Donald J. Dwyer, Sr. (together with his heirs, successors and assigns, "Mr. Dwyer").

                               R E C I T A L S:
                               - - - - - - - -

     WHEREAS, as of June 1, 1993, the Company, Rainbow International Carpet Dyeing and Cleaning Co., a Texas corporation ("Rainbow"), Pride Venture Capital, Inc., a Texas corporation doing business under the name General Business Services ("GBS"), and Mr. Dwyer entered into that certain Agreement and Plan of Reorganization and Share Exchange, dated as of June 1, 1993 (the "Reorganization Agreement"), pursuant to which Mr. Dwyer was issued shares of the Company's common stock, $.20 par value per share ("Common Stock"), in exchange for all of the outstanding stock of Rainbow and GBS (the "Exchange") and GBS and Rainbow became wholly owned subsidiaries of the Company; and

     WHEREAS, pursuant to the Reorganization Agreement and the Exchange, Mr. Dwyer was issued 8,071,110 shares of Common Stock, of which 680,600 shares were to be placed in escrow pursuant to the Reorganization Agreement until GBS met certain earnings requirements; and

     WHEREAS, subsequent to such issuance, the Company effected a one for two reverse stock split such that Mr. Dwyer's Common Stock (par value after split of $.l0 per share) issued in the Exchange became 4,035,555 shares of Common Stock, of which 340,300 shares were issued and were to be placed in escrow as contemplated by the Reorganization Agreement; although material definitive terms of the escrow were unresolved; and

     WHEREAS, Mr. Dwyer is deceased and his spouse, Theresa Dwyer, and his son, Donald J. Dwyer, Jr., were duly appointed and qualified and are serving as the independent Co-Executors of his Estate; and

     WHEREAS, in lieu of the escrow arrangement contemplated by the Reorganization Agreement, the Company and Mr. Dwyer, acting by and through his duly authorized and empowered personal representatives, desire to enter into this Agreement relating to 340,300 shares of Common Stock of the Company, to be effective as of June 1, 1993;

                              A G R E E M E N T:
                              - - - - - - - - -

     NOW, THEREFORE, in consideration of the mutual agreements, representations, and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Mr. Dwyer, acting by and through his duly authorized and empowered personal representatives, hereby agree as follows:

1.   Definitions.
     -----------

     As used in this Agreement, the following terms shall have the following meanings:

     (a) "Assumed Overhead" means the dollar amount of corporate general and administrative overhead expenses necessary to operate GBS independently of the Company which is initially

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     equal to $138,000 annually for the fiscal years ended December 31, 1994 through and including December 31, 1997, after which time such dollar amount will increase 2.5% per fiscal year.

     (b) "Earnout" means that the Net Earnings of GBS equal or exceed $750,000 for any twelve consecutive calendar months, up to and including December 31, 2000.

     (c) "Independent Directors" means the directors of the Company who are neither employees of the Company nor members of Mr. Dwyer's family or heirs.

     (d) "Net Earnings" means, for any period of twelve consecutive calendar months, the net income of GBS for such period as determined in accordance with generally accepted accounting principles, prior to any deduction for federal, state, local and foreign income taxes and state franchise taxes as adjusted by (a) adding to such net income the allocation to GBS of corporate general and administrative expenses for such period (b) subtracting from such net income the Assumed Overhead with respect to that period (prorated for any partial year), and (c) excluding (i) net pre-tax extraordinary gains or losses (including all fees and expenses relating thereto), and (ii) net pre-tax gains or losses (including all fees and expenses relating thereto) attributable to asset sales not in the ordinary course of business.

     (e) "Qualified Sale" means a Transfer of GBS to a third party who is not affiliated with the Company which results in consideration to the Company in an amount sufficient to provide a net profit to, the Company before federal income taxes on the date of Transfer of at least $750,000 (which amount shall be increased by 2.5% per year beginning with the fiscal year ending December 31, 1998). For purposes of this calculation, the consideration received shall be determined as follows:

         (i) in a sale for cash, the cash received by the Company from the acquiror;

         (ii) if, or to the extent, the consideration received by the Company is in the form of stock in a publicly held company, the closing price of such stock as of the date the agreement to sell GBS is signed; and

         (iii) if, or to the extent, the consideration received by the Company is in the form of other property or rights (including notes receivable), the fair market value of such property or rights as determined in accordance with Section 4 of this Agreement.

    (f) "Transfer" with respect to GBS means a sale of all of the outstanding stock of GBS, a sale of substantially all of the assets of GBS, or a sale of GBS by merger, which sale has been approved by the Independent Directors.

    (g) "Shares" means 340,300 shares of Common Stock of the Company, as constituted on the date of the execution of this Agreement.

2.  Cancellation of Prior Shares.
    ----------------------------

    To properly reflect the intent of the parties to the Reorganization Agreement, the 340,300 shares of Common Stock (giving effect to the subsequent reverse stock split) issued to Mr. Dwyer pursuant to the Reorganization Agreement, and any stock certificate purporting to evidence the same, shall be and hereby are canceled on the Company's books and records and returned to the status of authorized but unissued shares of Common Stock, all effective as of June 1, 1993. In


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    addition, any stock certificate representing the 680,600 shares of Common
    Stock of the Company (prior to giving effect to the subsequent reverse stock split) are also hereby cancelled and of no further force and effect.

3.  Contingent Issuance of Shares.
    -----------------------------

    (a) Upon the occurrence of all of the following conditions, the Company covenants and agrees to issue the Shares to Mr. Dwyer as additional consideration to him for the Exchange:

          (i)   Earnout has been achieved prior to or on December 31, 2000;

          (ii) Mr. Dwyer notifies the Company that Earnout has been achieved and requests in writing that the Shares be issued;

          (iii) The Chief Financial Officer of the Company has certified that Earnout has been achieved;

          (iv) The Company's independent accounting firm confirms that in its opinion, but without an audit in accordance with generally accepted auditing standards, Earnout has been achieved; and

          (v) The Independent Directors determine by majority vote that Earnout has been achieved.

(b) Prior to the time Earnout has been achieved, upon the occurrence of all of the following conditions, the Company will issue the Shares to Mr. Dwyer as additional consideration for the Exchange:

          (i)   A Qualified Sale has occurred prior to December 31, 2000;

          (ii) Mr. Dwyer notifies the Company that a Qualified Sale has occurred and requests in writing that the Shares be issued;

          (iii) The Chief Financial Officer of the Company has certified that a Qualified Sale has occurred;

          (iv) The Company's independent accounting firm confirms that in its opinion, but without an audit in accordance with generally accepted auditing standards, a Qualified Sale has occurred; and

          (v) The Independent Directors determine by majority vote that a Qualified Sale has occurred.

(c) In making their determination in Sections 3(a)(v) or 3(b)(v) above, the Independent Directors will rely on the most recent audited financial statements of GBS available at the time of such determination. If the Independent Directors in their sole discretion believe the available audited financial statements are not representative of the period for which Earnout is to be determined or of the Qualified Sale, the Independent Directors may in their discretion, but at Mr. Dwyer's sole expense, order an audit by the Company's independent accountants or a review under AICPA


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    Statement on Auditing Standards No.71 (SAS 71) to assist in the determination of whether Earnout has been achieved or a Qualified Sale has occurred.

    (d) In the event neither Earnout is achieved nor a Qualified Sale has occurred prior to December 31 2000, this Agreement shall terminate and be of no further force and effect and neither Mr. Dwyer nor his personal representatives, heirs, devisees and assigns shall have any claim against the Company or any other person with respect to the Shares.

    (e) Upon issuance as set forth above, the Shares will be duly authorized, validly issued, fully paid, and nonassessable shares of the Common Stock of the Company.

4.  Valuation Procedure:
    -------------------

    To the extent other property or rights are received as consideration for a Transfer of GBS, the fair market value of such property or rights on the date of such Transfer will be determined as follows:

    (a) One or more independent financial experts will determine the value as follows:

           (i) by an independent financial expert chosen by the Independent Directors of the Company in their sole discretion (paid for by the Company);

           (ii) Mr. Dwyer, at his option and sole expense, may hire his own independent financial expert for such valuation; and

           (iii) to the extent Mr. Dwyer elects to engage a financial expert and the two experts chosen in (a)(i) and (a)(ii) above are unable to agree on the fair market value of such property, the two such experts shall choose a third independent financial expert (paid for by the Company and Mr. Dwyer, on an equal basis), and the fair market value for the property, final and binding on the Company and Mr. Dwyer, shall be the average of the values determined by each of the three financial experts.

    (b) In determining the fair market value of the consideration received, any deferred consideration or rights to receive money or property after the Transfer, including without limitation, any discounted debt, deferred payments, or other debt, shall be valued at their present value at the time of Transfer.

5.  Additional Investment.
    ---------------------

    Until this Agreement is terminated as provided in Section 6 of this Agreement, any further investment by the Company in GBS will be in the form of a loan bearing interest at rates no lower that the prime rate as shown in the Money Rates section of the Wall Street Journal.

6.  Termination.
    -----------

    This Agreement shall be terminated upon the earlier of (a) issuance of the Shares pursuant to Sections 3(a) or (b) of this Agreement, or (c) December 31, 2000.


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7.  Miscellaneous provisions:
    ------------------------

    (a) This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

    (b) In the event of a dispute regarding the interpretation of this Agreement, the decision of a majority of the Independent Directors shall be final and binding on all parties.

    (c) Any notice required to be given pursuant to this Agreement shall be in writing, which shall include, without limitation, telex, telecopy or other electronic transmission reduced to written form. Notice given by telex, telecopy or other electronic transmission shall be deemed to have been given and received when sent. Notice by mail shall be deemed to have been given and received three (3) calendar days after the day first deposited in the United States mail, certified mail, first class postage prepaid, return receipt requested, and as addressed as shown below. Notice by overnight service shall be deemed to have been given and received the day after they are sent. All notices shall be to the following addresses, unless changed in writing by the respective addressee:

        If to the Company:

            The Dwyer Group, Inc.
            1010 N. University Parks Drive
            Waco, Texas 76707
            Attn:    President
            Telecopy No: (254) 745-2590

            If to Mr. Dwyer or his personal representatives, heirs or assigns:

            In care of Theresa Dwyer and Donald Dwyer, Jr

                         1224 Joy Drive
            -----------------------------------------
                         Waco, TX 76708
            -----------------------------------------
            Telecopy No.:  (245) 245-2590
                         ----------------------------

    (d) This Agreement constitutes the entire agreement of the parties hereto relating to the matters contained herein, superseding all prior and contemporaneous contracts or agreements, whether oral or written, including any agreements with respect to the escrow of the Shares.

    (e) This Agreement may be amended or modified from time to time only in writing signed by all parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an "Amendment" or an "Addendum" to this Agreement.

    (f) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective personal representatives, heirs, successors, and assigns.

    (g) This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.


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    (h) If any provision of this Agreement or the application thereof to any person, entity or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to such or other persons, entities or circumstances shall not be effected thereby and shall be enforced to the greatest extent permitted by law. Furthermore, in lieu of such void or unenforceable clause(s), there shall be added automatically as a part of this Agreement a clause as similar in terms to such void or unenforceable clause(s) as may be possible, valid and enforceable.

    (i) The headings in this Agreement are inserted for convenience and identification only, and are not intended to describe, interpret, define, or limit the scope, or intent of this Agreement or any clause hereof.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officer or representatives on this 10 day of July, 1997, but as of and effective as of June 1, 1993.


                                MR. ROOTER CORPORATION
                                (now named The Dwyer Group, Inc.)


                               By:  /s/ Robert Tunmire
                                  --------------------------------------------
                                   Robert Tunmire, President


                               DONALD J. DWYER, SR.


                               By:  /s/ Theresa Dwyer
                                  --------------------------------------------
                                  Theresa Dwyer, individually as Independent
                                  Executor of the Estate of Donald J. Dwyer,
                                  Sr., Deceased, and as Trustee of the Dwyer
                                  Family Trust


                               By: /s/ Donald J. Dwyer, Jr
                                  --------------------------------------------
                                  Donald J. Dwyer, Jr., individually and as
                                  Independent Executor of the Estate of Donald
                                  J. Dwyer, Sr., Deceased, and as Trustee of the Dwyer Family Trust

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